Exhibit 4.2

STANDBY EQUITY DISTRIBUTION

AMENDMENT AGREEMENT

This amendment agreement dated as of June 9, 2016 (the “Amendment Agreement”) is between YA II PN, LTD. (formerly YA GLOBAL MASTER SPV LTD.), a Cayman Islands exempt limited partnership (the “Investor”), and B.O.S. Better Online Solutions LTD., a company organized under the laws of the State of Israel (the “Company”). Each of the Investor and the Company are sometimes referred to herein as a “Party” or collectively as the “Parties”.

This Amendment Agreement is an amendment to that certain agreement between the Parties dated as of February 17, 2015 (the “2015 SEDA Agreement”). All capitalized terms in this Amendment Agreement shall, unless otherwise indicated herein, have the meanings assigned to them in the 2015 SEDA Agreement.

The Parties hereby agree as follows:

1)	As a result of a name change by the Investor the Investor shall be referred to as YA II PN, LTD. in all instances for purposes of the 2015 SEDA Agreement.

2)	Section 1.30 (definition of the “Pricing Period”) shall be deleted in its entirety and replaced with the following:

Section 1.30 “Pricing Period” shall mean the 3 consecutive Trading Days after the Advance Notice Date.

3)	The references to 20% in Section 2.01(b)(i) and Section 2.01(b)(ii) (“Minimum Acceptable Price”) shall be replaced with references to 33.3%.

4)	All other terms and conditions of the 2015 SEDA Agreement remain in full force and effect.

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IN WITNESS WHEREOF, the Parties have executed this Amendment Agreement as of the date first above written.

COMPANY:

B.O.S. Better Online Solutions LTD.

By:	/s/ Eyal Cohen
Name:	Eyal Cohan
Title:	Chief Financial Officer

By:	/s/ Yuval Viner
Name:	Yuval Viner
Title:	Chief Executive Officer

INVESTOR:

YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:	Yorkville Advisors Global, LLC
Its:	General Partner

By:	/s/ Matt Beckman
Name:	Matt Beckman
Title:	Partner